CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 66 to the Registration Statement (Form N-1A Nos. 33-13690 and 811-5125) of our reports dated February 11, 2019 on the financial statements and financial highlights of Dreyfus Variable Investment Fund  (comprising respectively, Appreciation Portfolio, Growth and Income Portfolio, International Equity Portfolio, International Value Portfolio, Money Market Portfolio, Opportunistic Small Cap Portfolio and Quality Bond Portfolio) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended December 31, 2018.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

April 8, 2019